Exhibit 99.3

Conference Call Transcript

TPGI—Q1 2009 THOMAS PROPERTIES GROUP INC Earnings Conference Call

EVENT DATE/TIME: MAY. 06. 2009 / 1:00PM ET

CORPORATE PARTICIPANTS

Diana Laing

Thomas Properties Group, Inc. – CFO and Secretary

Jim Thomas

Thomas Properties Group, Inc. – Chairman, President and CEO

CONFERENCE CALL PARTICIPANTS

David Loeb

Robert W. Baird & Co., Inc. – Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2009 Thomas Properties Group, Inc., earnings conference call. My name is Lacey and I will be your coordinator for today. At this time all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

(Operator Instructions)

I would now like to turn the presentation over to your host for today’s call, Ms Diana Laing, CFO. Please proceed.

Diana Laing – Thomas Properties Group, Inc. – CFO and Secretary

Thank you, and good morning. Thanks for joining Jim Thomas and me for the earnings conference call for the first quarter of 2009. Certain statements made by the Company during this call that are not historical fact are forward-looking statements. These statements include management’s expectations with respect to future events and trends that may affect the Company’s businesses and results of operations, and are subject to risks and uncertainties.

Actual results may differ materially from those expected in the forward-looking statements. Persons participating on this call are advised to review the reports filed by Thomas Properties Group, Incorporated, with the Securities and Exchange Commission for additional information regarding some of the factors that may affect the Company’s business and results of operation. Now Jim Thomas will discuss our business environment and initiatives.

Jim Thomas – Thomas Properties Group, Inc. – Chairman, President and CEO

Thank you Diana. Good morning. Let me start with the business overview. Our operating property fundamentals generally continue to be relatively strong. Since I went into great detail in the last earnings report about each of the operating properties, I will not get into that much detail this time. Instead I will focus on the highlights for each submarket. But I will be happy to answer any detail questions that you might want to follow up on.

The credit crunch and the economic meltdown continues to adversely impact our three other businesses, other than the operating properties which are impacted as I indicated. Our acquisitions and dispositions, our development, and our investment advisory businesses are more impacted than our operating properties at this point. There are hopeful signs that TALF 2 and PPIP will reopen the credit markets.

As you probably know the government has announced that TALF 2 will be extended to commercial real estate and the term of these loans will be increased from three to five years and the program is scheduled to start in June. Investor registration for the PPIP program closed last month and we are all waiting anxiously to see how this program will proceed. But these two government programs offer hope that the credit markets will begin to thaw and open up.

Our main focus at this point is on continuing capital preservation and creation of capital. While we have always been careful in our cash expenditures we are laser focused on capital preservation and creation now. We continue to defer elective capital expenditures, reduce development activities, reduce capital required for new investments, and things of this type. These measures have decreased our cash burn rate.

The effort is being lead by Randy Scott and his team who carefully review every proposed capital expenditure. We will however, and I want to emphasize, continue to aggressively lease our properties which will require the TIs and leasing commissions. So we will be making those capital expenditures without hesitation.

As I talked on the last call, we have trimmed our overhead structure through personnel reductions, freezing salaries, reducing bonuses, and cutting our budget for other overhead line items. We continue to monitor closely the market for opportunities to sell assets. We have a number of assets that are ready to be marketed in accordance with our fix and sell strategy and we will pursue that strategy as the market opportunities permit.

Debt maturities are very much on everyone’s mind now. With respect to 2009 we have notified our lenders that we intend to exercise all of our extension options for our 2009 maturities. There was one exception. We had a relatively small unsecured loan of about $3.9 million which we paid off at a substantial discount. Pages 16 and 17 of the supplemental package show the 2009 debt maturities including our options extensions.

John Sischo’s team is focused on debt maturities and working closely with all of our lenders to exercise our extension options and/or obtain new or additional extension options. John’s team, working closely with CalSTRS, is focused on buying TPG-CalSTRS joint venture debt wherever a good opportunity presents itself. I have noted in our last call that we were able to buy a piece of our Brookhollow debt and, as I will talk about later, we have purchased a portion of the term loan on our Austin portfolio.

Fortunately most of our debt is non-recourse, both at the property and the Company level. The only recourse Company debt is the Wells Fargo $17 million loan on El Segundo, which we think is well secured. We have a $29.4 million loan on Four Points, which we guarantee 46.5% of that loan.

And then, with respect to the Murano loan, in addition to having the completion guarantee, we have an interest guarantee. With respect to the completion guarantee, we have reported earlier that we have gotten a certificate of occupancy. We have actually moved in over 100 occupants.

We believe the building is completed except for minor punch-up items to be completed shortly and some warranty work resulting from subcontract damage to floors and other miscellaneous items. So, we think the timely completion of these punch-up items will remove the Company from the completion guarantee. If we do not elect to extend the loan under its present terms. I will talk about that loan later.

Also importantly, we have very little debt that is cross defaulted. Three of our suburban Austin properties secure the term loan by Lehman and that loan is also secured by equity pledges on the seven Austin buildings which we have talked about before. In addition, there is a $44 million first mortgage loan secured by Oak and Walnut Hill, and a second partially encumbering the same two properties. The Four Falls loan is also partially crossed to the Oak and Walnut Hill properties.

I am going to talk now about our — give you an update on our existing office properties. Our overall occupancy rate decreased modestly by 0.4% from 85.3% at the end of the fourth quarter to 84.9% at the end of the first quarter 2009. Of the 25 properties, six increased in occupancy, 12 remained unchanged, and seven decreased. The details are on page 12 of the supplemental package. I will talk about each of the markets briefly.

In Austin, our portfolio continues to outperform our underwriting. Year-end 2008, CBD market vacancy was 11.49% and that has increased by 0.8% to 12.29%. Contrast that with our portfolio in the CBD at the end of fourth quarter was 11.69% and we decreased our vacancy to 11.57%.

So we did — once again, we outperformed the market. We leased in our CBD portfolio during the first quarter, a little over 51,000 square feet, basically at a $24 net with a $1 annual bump.

The absorption in the CBD overall was a negative 20,500 square feet, or basically flat. We are holding our asking rents, which range from $23 at our One American Center to $28 net at Frost Bank Tower, whereas prevailing market rents are about $37.75 gross in the fourth quarter and increased to $38.4 gross in the first quarter of 2009, and to our net figure you have to add $14-plus for operating expenses to equate to these gross numbers.

In terms of defaults, we had a couple of small tenant defaults on our CBD and one of which was covered by a letter of credit which we are drawing down. The suburbs — in the northwest Austin suburbs, the story is not as bright. We leased a total of almost 42,000 feet in the first quarter at net rents ranging from $15.75 to $20 with little or no TI and a little free rent. And, three of our five suburban properties we have decreased our asking rent by about 13% or $2. The prevailing rent in the northwest suburb has decreased from about $29.26 to $28.46 for Class A, which is a reduction of about 3%.

Absorption in the northwest submarket year-to-date is about a little over 73,000 feet, but the overall vacancy increased from the fourth quarter by about 15 basis points to a little over 20.3% vacancy. Contrast that to our portfolio vacancy increased from 16% to about 17.9%. In terms of defaults, we had four tenants ranging from 2,800 to almost 10,000 feet default for a total of 20,000 feet. So, it was relatively minor.

When we talk about Austin, obviously the Lehman situation is front and center. And, as we previously reported, we have reached an agreement with our partners in the Austin portfolio, including resolving the bankruptcy filing motion that we had when Lehman failed to fund the $100 million line of credit.

So the partners agreed to restructure this portfolio and resolved the $100 million issue by agreeing to commit to $60 million of new senior-secured priority financing. $14 million of this $60 million was used to acquire $80 million of the term loan which was held by a third party and that reduced the term to $112.5 million, or basically a 40% deleveraging of the term loan which when you included the $100 million was $292.5 million.

The partners were able to obtain a number of other favorable terms including a ROFO on all interests in the priming loan, the partnership interests in the term loan, which allows each of the partners to have a ROFO in the event any other partner would like to transfer their interest in either the priming loan, the equity, or the term loan. The term loan and priming loan are paid in kind, which eliminates any payment default possibility on these two facilities. And, the operating income covers the underlying $750 million mortgage loan.

So, the effect is you can’t have a default on the priming loan. A term loan in the mortgage loan is covered by the income from the property. The covenant defaults will cutback substantially eliminating the need for rebalancing or any threat of foreclosure during this extended period. And the priming loan maturity — and the term loan maturity dates have been structured so that the borrower can extend up until June of 2014 as opposed to the earlier maturing date of 2012 and ‘13. This provides the partners sufficient time to bridge the current capital market’s lack of liquidity.

The transaction also increased the asset management fees that TPG will receive. We collected some past fees and increased our fees on a going-forward basis. And, the fees will be applied to the priming loan and the partnership equity. And, the concept of a failed syndication and all of what went with that was eliminated. The bottom line is that the partners believe that we have sufficient capital to take these assets through the period of June 2014 and we have an increase in the management fees to be received by TPG.

Moving on to Houston, as we previously reported, our rents in Houston have more than doubled since our acquisition. We are in three markets in Houston, namely the West Chase market, the Galleria Uptown market, and the North Loop West market. During the first quarter of 2009, we leased 32,000 feet in San Felipe at effective gross rents ranging from $32 to $39. It was one outlier but basically these leases have $0.50 annual bumps and they had minor free rent and TI allowances. They were basically renewals.

At CityWest Place we leased about 2,400 feet but CityWest Place is basically 100% leased. This deal was at $42.45 with minor TIs. At Brookhollow we leased 24,000 feet at effective gross rents of about $30. Prevailing rents in the market year-to-date have increased over the fourth quarter. For example in the West Chase A market, the prevailing quoted rate has increased from $26 to about $27.40. The San Felipe/Voss Class A market has increased from $29 to almost $31. In the Galleria the rates have increased from $31.25 to $31.60. And the NorthWest Loop went up from $23.50 to about $24.50.

So, the rents keep increasing in Houston. In our submarkets there has been a modest increase in vacancy year-to-date. You have had rent increases but a modest increase in vacancy. The West Chase market increased to 900,000 feet from 700,000 feet. We are not particularly concerned about that. San Felipe/Voss market increased to about 200,000 feet from 178,000 feet, again a minor increase. The Galleria Uptown Class increased from 740+ to 780. And, the North Loop West did have a bump up. It went from 87,000 to over 300,000, about 308.

In our Houston portfolio, we had one default at San Felipe on a 16,000 foot plus lease where the tenant filed for bankruptcy and we have drawn down on a $275,000 letter of credit.

In Los Angeles at City National Plaza, we leased 50,000 feet during the first quarter at $25 triple net with 4% annual increases. Both of these leases represented the full 4%. In one case, there was a take back at the end of two years — or I should say a must take at the end of two years and in the other one must take at the end of the first year.

Absorption in the LA CBD Class A is basically flat. So, there have been some defaults in some of the other properties but we have been gaining occupancy and I think our occupancy has sort of kept the market flat for the Tier 1 Class A market. So it is a pretty stable market right now. The prevailing rent in the market is about $22 to $23 net, compared to our $25 net, which is unchanged from the fourth quarter.

Incidentally, Cushman and Wakefield put out a report stating that City National Plaza is the market leader and you can see that from the numbers above. So, we have been able to compete head on with some of the other Class A buildings, and get about a buck more rent than our competition. So we have come a long way from the market, some of the other properties complaining that we were the low cost alternative to being the market leader.

The vacancies in the CBD, as I indicated before, is pretty flat. It is running about 12 to 13% in the Class A market. We have had one small default at City National Plaza of 4,000 feet and this was a tenant that was going to be able to terminate shortly after the default anyway. So it was not a very big deal.

Moving on to Philadelphia CBD, the Class A vacancy rate remains steady at about — a little over 9%, 9.1%. And, the rental rates continue to be stagnate. We are still feeling the effects of the economic downturn. With no new construction on the horizon or loss of a major corporate tenant, we do not expect a significant increase in the vacancy levels in the CBD in 2009.

The CBD market had absorption of about 40,000 feet in the first quarter. The average Class A asking rent hovers around $27.50 gross which is about the same as in the fourth quarter of 2008. At One Commerce we leased a little over 21,000 feet at a gross rate of almost $27 with bumps. But our net absorption in that property this year — or in the first quarter, was about 12,000 feet. So, we lost a tenant.

Two Commerce, the first quarter we leased closed to 70,000 feet at $24.50 gross. There was a small exception for a special situation. We had about 130,000 feet, which is basically a hang over from the expiration of the CSX lease and we are going to lose another 70,000 feet. So, we will have 200,000 feet at the bottom of the building and there are several tenants in the market that we are talking to about this space.

In the suburbs, the vacancy rate actually declined about 4% from the fourth quarter with an occupancy rate of about 86.4%. However, rental rates dropped slightly to $27 gross and there was negative absorption, a little over 90,000 feet. We expect to see positive absorption by the end of the second quarter of 2009 driven mainly by the pharmaceutical industry.

With respect to our properties in that market at Four Falls, we leased almost 10,000 feet at $28.50 gross. At Oak Hill, we had negative absorption of about 3,500 feet. And in Walnut Hill, we leased almost 13,000 feet in the first quarter at rents ranging from $19.50 gross to $20 gross. The prospect activity continues to increase in this King of Prussia submarket.

In northern Virginia, we operate in two submarkets, the Reston/Herndon/Fairfax center. Dulles Tollway is the Reston part. As anticipated, the market demand where our properties are located began a slowdown in 2008 and that has continued through the first quarter of 2009. Current occupancy in the markets is 85.6% which is up about 1% from the fourth quarter. Rents are running about $30.80 gross which is a decline of about 2.5%. There was total net absorption year-to-date of about 230,000 feet. With respect to our properties, Fair Oaks Plaza, we leased almost 26,000 feet at gross rent of about $31.50. And this property continues to experience one of the highest occupancy rates in the submarket.

At Centerpointe II, we only leased about [6850] feet at $34.50. We have an additional 15,000 feet in the pipeline at gross rents ranging from $30 to $32.50. At Centerpointe I, we did not have any leasing in the first quarter. We expect this property to perform in the balance of 2009 as we have several current prospects of large block tenants.

Reflections I, this is 124,000 square foot on the Dulles Tollway. It is currently fully occupied by Raytheon, however Raytheon is consolidating into a new campus and so we are going to lose Raytheon. So we are actively marketing Reflections I. Reflections II, which is the home of the US

Department of the Interior and the Bureau of Indian Affairs, they lease the entire building. It is about 64,000 feet. And, that lease is scheduled to expire in 2010, and we are engaging them in discussions about taking over Reflections I. So, that is another possible opportunity to lease up Reflections I after we lose Raytheon.

So, that concludes the operating properties, a few words about development. We don’t anticipate commencing construction on any new developments in 2009, with the possible exception of a build to suit in El Segundo or Four Points. Given the economic situation, tenants are reluctant to new construction rental rates. It is, however, a very favorable time to obtain entitlements and getting developments ready for the economic recovery.

We have an excellent track record at obtaining entitlements for tough sites and we currently have three entitlement projects underway, the newest of which is the Wilshire Grand Hotel redevelopment in downtown Los Angeles at a terrific site. It is located at the corner of Wilshire and Figueroa. Figueroa is the busiest street in downtown Los Angeles and Wilshire famous worldwide. We have been selected by Korean Air, who owns the hotel which is a full city block, as the developer of this major office and hotel project. We have been retained on a fee basis to get the entitlements which we are currently pursuing for a 40 story 700 room hotel and a 60 story 1.2 million square foot office building.

I believe there will be an opportunity for a major new office building in downtown Los Angeles in the next three to five years and this — becoming the developer of this site puts us in the lead to be the developer of the next new major office building in downtown Los Angeles. We will have no out-of-pocket costs associated with this project since Korean Air will be paying all the third party consulting cost including a development fee to us.

As we have reported before, we recently completed two buildings at our Four Points project in Austin for a total of a couple of hundred feet. We are in the market seeking tenants, as I indicated earlier, in the northwest section of the Austin suburbs that has an over supply and so the marketing there is very tough. You have high vacancies, but we do have some meaningful activity going on for leases in that property.

Moving on to Philadelphia and the Murano, I talked earlier about the fact that we have completed construction of this project and have some warranty work and minor punch up to complete the guaranteed construction — construction completion guarantee. What happened there was that we had the subcontractors damage floors which has prevented us from closing units.

So, we were able to quickly, once the building was completed and we were able to take occupancy, we quickly closed 112 units and then we have been stalled while we get these floors completed so that we can close additional units. Of the 15 units which we have not closed, we think six to nine of them may default. We did not close a sale in the first quarter, but we have closed a unit this week and we have a reservation for a second unit, and we have received a couple of offers.

So, the activity is picking up as we enter the spring selling season, although the weather in Philadelphia has not been spring-like weather. We continue to see very strong traffic and, as we have reported before, that market like many other markets has been frozen waiting to see the bottom of the housing market, and so now we believe we are starting to see signs of life.

It is of note that our lender, Corus Bank, we had a public report that Corus was given until, I think, June 20 to raise additional capital. And recently, I think last week or last 10 days, the Chairman and CEO who were founders of the Company have resigned, which obviously is not a good sign for Corus Bank. We have two 6-month extension options that could extend our loan to August 10.

We have been in negotiation with Corus to obtain additional extensions and concessions. Given these public reports on Corus Bank, we are not sure where these negotiations might end up. I would remind you that our construction loan amounts to about $300 a square foot whereas we are selling units substantially over that amount per square foot.

In El Segundo, we continue our efforts to pre-lease the phase I portion of the project which is 250,000 feet. I spoke about that briefly. You are talking about finding a build to suit. And, there is activity in the market and we are also considering the possibility of sale of land to a user. With respect to the other properties in our development pipeline, we are not actively marketing any of these other sites due to the market conditions.

The Metro Studio project at Lankershim, which is a terrific transit-oriented project mixed use office development of about 1.5 million, and the Universal Studio Back Lot Residential Project continues working their ways through the entitlement and regulatory process.

That brings us to the acquisitions and dispositions business. We do not currently have any projects in the market for sale. We are watching market conditions closely, and should they improve, we would definitely place selected properties in the market.

I might point out that in Los Angeles there are several properties that have been placed in the market recently. They include Cal Plaza I, 801 Figueroa, and downtown Los Angeles Westwood Plaza, and Lantana, on the west side and 10 UCP by Universal City. We understand that Lantana and 1 Cal are likely to trade and that 10 UCP was bid in by the creditors at around $305 rental square foot.

In Austin we understand that the Chase Plaza in the CBD is in the market. In Houston we are not aware of any major transactions. The Lake on Post Oaks property was on the market but we understand has been pulled.

So we are watching closely, as I indicated, to see what happens in the market particularly with respect to properties such as these. As far as we can tell, there has not been any major sales of office buildings in our markets since September 2008. Neither we nor CalSTRS are interested in making a distress sale and we are prepared to wait for more normal markets.

With respect to our investment advisory business, as I indicated earlier, it has been adversely impacted by the fact that the acquisitions and disposition market is frozen due to the economic crisis, which has eliminated acquisition fees for 2008 and the first quarter 2009. As you can see on page 11 of the supplemental package, for the first quarter of 2008 we had gross fees before accounting eliminations of $9.5 million versus $7.1 million for the first quarter 2009.

One good thing that I pointed out earlier and I’ll just repeat is that as the developer of the Wilshire Grand project we will be generating fee income for approximately 18 months while we are in the entitlement process. And, I have mentioned the Wilshire Grand project several times and I might mention that this project has received more publicity than all of the projects that I have worked on in my career combined.

This project was covered by all of the — by many newspapers including all of the newspapers in the L.A. area. There were many articles. We were on all the local radio and television stations and we were also covered on the national basis on CNBC and FOX and ABC, are ones that I saw and there may well have been others. So it is a project that has gotten tremendous amount of attention. Also, the resolution of the Lehman Austin situation has increased our asset management fees, as I reported earlier.

With respect to the high performance Green Fund and the UBS Wealth Management Fund, given the frozen status of the market and the lack of credit, neither of these funds has been able to make an acquisition in the first quarter.

The Vision Plan at NBC Universal lot continues on the fee basis and we expect to commence the public portion of the EIR process in the second quarter of this year for 3,000 residential units. Our current contract expires in 2010 and we are in the process of negotiating an extension, which may or may not happen.

Our CalSTRS joint venture continues to be our main investment vehicle. Currently the joint venture is focused primarily on completing the value add projects and looking for opportunities to acquire portions of its outstanding debt from lenders willing to sell at a discount. And at TPG we are actively seeking to generate fees from sources such as other developments service fees.

In conclusion, I want to report — repeat again as I did last time that our goal is not only to survive the current economic storm, but to come out of it bigger and stronger. And, I continue to think there are good reasons to believe we can achieve this goal. And, let me list just several of them. We have an exceptionally talented group of employees lead by a deep and wide management group that has had experience in every phase of the real estate cycle going back to 1974.

These are times that call for real pros which give TPG a competitive advantage over most other real estate firms. We have financially strong partners such as CalSTRS, Korean Airlines, NBCU, UBS Private Investment Fund, and TIAA-CREF that hold TPG in high regard. And we have good relationships with many financial institutions such as Wells Fargo, UBS, Bank of America, and FBR.

We have a portfolio of institutional quality properties that will fare better than lesser quality properties during the current economic storm and will recover quicker when the storm passes. We have an outstanding development pipeline with a relatively low cost basis that will not burn up a lot of cash during the economic storm and will be ready to go as the storm lifts. We have a strong asset management business that produces significant cash flow which is very important in a down market.

Finally, we are one of the best if not the best well-rounded real estate firms with expertise in every major phase of real estate, from entitlements to development and construction, to sustainable green development and management, to financing, to property management and leasing, to asset management and acquisitions and disposition. And, in every part of the real estate cycle, some or all of our expertise is very important. Especially important right now is our expertise in property management and leasing, financing, including expertise in acquiring distressed debt and the generation of fee income.

I think the fact that TPG was selected recently by Korean Airlines to be the developer out of a competition is the latest evidence of TPG’s best in class standing. For all of these reasons, I continue to be very optimistic about TPG’s future. And with that, I will turn it back over to Diana.

Diana Laing – Thomas Properties Group, Inc. – CFO and Secretary

Thanks Jim. I will talk briefly about the operating results. The supplemental information package is available on our website in the Investor Relations section. This is in addition to the earnings press release and this is the place where we disclose, in addition to the consolidated statement of operations, a non-GAAP presentation on a pro-rata basis as though our unconsolidated properties were consolidated at our ownership interest.

These pro-rata financials start on page seven of the supplemental package and we also calculate a metric that we call after tax cash flow beginning on page 10. We use this as a performance measurement. It is calculated on a pro-rata basis by adjusting net income by adding back certain non-cash expenses such as depreciation and amortization, straight line and other GAAP rent adjustments, and deferred income tax.

To compare the first quarter of 2009 with the, first of all the most recent quarter, the fourth quarter of 2008, on a pro-rata basis Property Operating Revenues which includes rents, tenant reimbursements and parking and other revenues, we are flat compared with the fourth quarter of 2008. Pro-rata Property Operating NOI improved by about 9% because Property Operating Expenses decreased by 7%. So, our margin on the Property Operating NOI is about 49% for the first quarter of 2009.

Revenues from our investment advisory management leasing and development services businesses declined by 11%, primarily the result of reduced leasing and development service fees. It is a reflection in the reduction in our Leasing and Capital Expenditure activity, but as Jim mentioned, we will see an increase in fee revenues from the Austin joint venture as well as the Wilshire Grand entitlement project.

Interest Expense remained constant compared with the fourth quarter of 2008. We are not actively developing projects but we are capitalizing very little interest at this point. G&A Expense for the first quarter of 2009 was $4.3 million which is a run-rate comparable with our annual G&A Expense for the full year of 2008.

To compare the first quarter of 2009 with the first quarter of 2008 very quickly, total revenues from our operating properties declined by 4%, our Property Operating Expenses increased by 3%. We have experienced an increase in these Operating Expenses primarily from development properties coming online during 2008.

Our NOI from the fee business decreased by 7% compared to the first quarter of 2008, again because of a decrease in leasing activities in Capital Expenditures. Interest Expense increased by 16% over the first quarter of ‘08, again primarily because interest was capitalized in the first quarter of 2008 that is no longer being capitalized in 2009.

Our total Overhead Costs, which includes G&A and the expenses allocated to the investment management business, for the first quarter of 2009, were $7.3 million. Because of the expense reductions we instituted during the fourth quarter of ‘08 we expect these costs to be about $28 million in 2009, which is about a 10% reduction from 2008.

On the liquidity front, Jim discussed our capital preservation plan. At March 31, we had $61 million in unrestricted cash. On pages 16 and 17 of the supplemental package, we disclose debt balances both at 100% and at our pro-rata share, maturity dates and extension option information about each properties debt. Our 2009 maturities have basically been handled, assuming that we extend all the loans that have extension options, because we repaid the loan from our former partner at Campus El Segundo in April of this year.

To talk a bit about our net asset value, starting on page 12 of the supplemental financial information, we provide information about our portfolio properties to assist you in analyzing the values of these assets. This quarter we have changed our presentation slightly from prior quarters in that we now disclosed our pro-rata share of each property’s estimated stabilized NOI, and, we have disclosed it in two different ways.

The first column which is called Estimated Stabilized Net Operating Income displays our estimated NOI at stabilization and includes the straight line effect of future rental rate increases that exist in present leases. The next column, which we call the Estimated Stabilized NOI-Cash Basis, shows our estimated NOI at stabilization but does not give effect to future rental rate increases in the existing leases.

We have also shown our pro-rata share of expected Capital Expenditures which are primarily leasing commissions and tenant improvements for the expected lease up, and our share of the loan balance for each property. And finally, we have indicated at the far right of that page, instances where we have available additional loan proceeds to fund a portion of these Capital Expenditures.

We realize that there are several methods for estimating property and entity values, including discounted cash flows and/or the application of a Cap rate to current property NOI. So, let me briefly walk you through the components of our business and describe how you might value them using the information provided in this supplemental package.

On page 12, the Estimated Stabilized NOI of our existing portfolio is shown. You might assume a Cap rate to calculate a value on those assets and reduce that value by the amount of Capital Expenditures that we expect to spend to stabilize the assets to arrive at an estimated asset value for the operating portfolio.

Two pages later, on page 14, we show relevant information about our development asset, which includes the potential square footage and/or residential units that could be built with our entitlements, and we show our book value and cost-to-date for these assets on that page. Our investment management platform, on page 11, we show the net revenues of this business from the first quarter of 2009 which were $4.2 million and, I guess, the fourth component of our net asset value would be our net current asset, which can be calculated on the pro-rata balance sheet that is on page 8 in the supplemental.

So, now you have potentially an estimate of value for each of the four components that make up our business, the operating properties and development properties, the investment management business and the net current assets on our balance sheet. You would want to reduce that value by our pro-rata share of mortgage debt, which is also shown on page nine, and then divide the results by the number of shares in OP units outstanding, which is 39.5 million. I think now we can open the call for questions through the operator.

QUESTION AND ANSWER

Operator

(Operator Instructions). And our first question will come from the line of David Loeb with Robert W. Baird & Co. Please proceed.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

Hi, I have a couple for you, as usual. I just want to review a couple things I think you covered in enough detail, but I just want to make sure I understand them well. In Austin, you have essentially taken any overhang related to Lehman out of that situation, right, by obtaining additional liquidity that the partners are funding?

Jim Thomas – Thomas Properties Group, Inc. – Chairman, President and CEO

Yes, I think that is a fair characterization.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

And, Lehman is still a 50% partner and they contributed 50% of this $60 million commitment?

Jim Thomas – Thomas Properties Group, Inc. – Chairman, President and CEO

Correct.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

Okay, and — but now, this right of first offer, if they choose to go out of the partnership at some point, the remaining partners have an opportunity to buy that stake.

Jim Thomas – Thomas Properties Group, Inc. – Chairman, President and CEO

Correct.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

Okay, then that is clear and makes a lot of sense. Can you give a little color on Murano on what happens if Corus becomes impossible to deal with, or if it becomes — if it gets taken over by some regulatory authority like the FDIC?

Jim Thomas – Thomas Properties Group, Inc. – Chairman, President and CEO

Well, you know, we are at a very sensitive place with Corus and obviously I want to be circumspect in anything that I say. We — let me just say that, we have been negotiating with Corus to make some modifications to the loan and to extend the loan well beyond when we think that we think we would need it to be extended, but just out of an abundance of caution.

And, so we are in the midst of those negotiations. With the recent development, you know obviously we don’t know what could happen there, and it is obviously possible that the government could step in and that — which could conceivably make a negotiation or a purchase of the loan easier. But it is pure speculation at this point.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

Great, but you — at maturity, well first of all it sounds like you have done your part to express interest in exercising your right to extend the maturity for six months and there is another six months beyond that. But a more mercenary lender might say, okay, the loan is due, get new money to pay us off or we’ll just take the asset, given that the asset value is greater than the loan value by some substantial stretch. Do you have other sources of financing at your fingertips that if you wanted to, to preserve that equity value —

Jim Thomas – Thomas Properties Group, Inc. – Chairman, President and CEO

No, David, I don’t think you followed me correctly. I think that our view is we have two six-month extensions which, if we elect to, we can extend. So, I don’t think that we are at a point where someone could just jerk the loan from under us.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

Not for another year unless, of course, somebody else is at the helm and doesn’t honor those extension rights.

Jim Thomas – Thomas Properties Group, Inc. – Chairman, President and CEO

Well, you know a lot can happen in a year including substantially paying down the loan. So, I think that there are a number of possibilities and many of the possibilities are very favorable for us.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

Okay. That makes sense. And, at the end of the day, your down side is limited and your equity value is real.

Jim Thomas – Thomas Properties Group, Inc. – Chairman, President and CEO

Correct.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

That seems pretty clear. Diana, I wonder if you could just talk for a minute about how you might — what kind of calls there are on your cash balance and what other avenues there are for new capital over the next couple of years.

Diana Laing – Thomas Properties Group, Inc. – CFO and Secretary

Well, with regard to the existing cash balance, the primary call, as you call it, is for Capital Expenditures to complete stabilization of the operating portfolio. We show on page 12 that our share would be around $61 million and this would be over a period of four or five years, not actually, three to four years let’s call it. And, we have about $15 million available from existing loans to fund part of that. So, that is the primary use of cash. The portfolio is actually producing enough NOI to keep the existing debt current so we are not generating losses there.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

Okay. And, how about on the additional financing front?

Diana Laing – Thomas Properties Group, Inc. – CFO and Secretary

Well, I think it is fair to say that the debt markets are still very tough although John Sischo and his team are in constant discussion with existing lenders, obviously as we extend the loans that we have, so we will be working diligently on the debt front and we are always reviewing alternatives with regard to all sources of capital.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

Right, okay. And finally Jim, mindful of your remarks at the end of your prepared remarks about your growth prospects and certainly having done the calculation that Diana outlined about your NAV, I guess at the end of the day the complete and really huge disconnect between your stock price and that net asset value, I guess that that really isn’t the long-term concern because the value is still there. Am I missing something or, I am sure you are as frustrated as the rest of us are about where the stock is being priced.

Jim Thomas – Thomas Properties Group, Inc. – Chairman, President and CEO

I am certainly as frustrated as anyone. I can’t imagine anyone being more frustrated than I am.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

Nobody owns as much as you so I can understand that frustration on your part. But it’s not — I mean, we’re not missing anything here. It seems like the downside is fairly limited. You have cash balance sufficient to meet your needs for the foreseeable future. You have manageable recourse maturities and even manageable non-recourse maturities and a pretty stable operating business and fee business. It just seems like the market is missing the long-term nature of your business in favor of penalizing for the fact that there is no transaction market today. Is that the way you see it or am I —

Jim Thomas – Thomas Properties Group, Inc. – Chairman, President and CEO

Yes, I think certainly a large part obviously, David.

David Loeb – Robert W. Baird & Co., Inc. – Analyst

Okay, great. Thank you very much.

Operator

(Operator Instructions). And at this time, I show we have no questions in queue. I would now like to turn the call back over to Mr. Jim Thomas for the closing remarks. Please proceed.

Diana Laing – Thomas Properties Group, Inc. – CFO and Secretary

I think we would like to thank all of you for participating in the call, and appreciate your time very much. Thanks.